GENETIC VECTORS, INC.
                        5201 N.W. 77TH AVENUE, SUITE 100
                              MIAMI, FLORIDA 33166

                                 October 1, 1999



DNA Sciences, Inc.
-------------------------
-------------------------
-------------------------


Gentlemen:

            This letter confirms the intent of Genetic Vectors, Inc. (the "BUYER") to acquire all of the outstanding capital stock (the "DNA SCIENCES SHARES") of DNA Sciences, Inc., a ______________ corporation ("DNA SCIENCES"), from the shareholders of DNA Sciences (each a "SHAREHOLDER" and collectively the "SHAREHOLDERS").

            1. THE ACQUISITION. The transaction will be structured as a merger (the "MERGER") of DNA Sciences with and into the Buyer, so that the Shareholders can receive tax-free treatment for the consideration received for their DNA Sciences Shares, if permitted by the Internal Revenue Code of 1986, as amended. The parties will use their best efforts to account for this merger using the "pooling of interests" method of accounting.

            2. PURCHASE PRICE. In exchange for the DNA Sciences Shares, the Shareholders will receive 450,000 shares of common stock, par value $0.001 per share (the "BUYER'S COMMON STOCK"), of the Buyer.

            3. BOARD OF DIRECTORS. The Agreement (as defined herein) will provide that the Shareholders of DNA Sciences shall have the right to nominate one (1) member to the Buyer's Board of Directors.

            4. CLOSING. The Merger will be consummated at a closing (the "CLOSING") to be held at the offices of Buyer's attorneys, on a date which shall be on or before November 30, 1999.

            5. EMPLOYMENT AGREEMENTS. The Agreement will provide that the Buyer will enter into an employment agreement with Richard Tullis, Eric Wilkinson and Jerome Steifel. The terms of each of these agreements will be satisfactory to the parties thereto.

DNA Sciences, Inc.
October 1, 1999
Page 2


6. DUE DILIGENCE INSPECTION. After the signing of this letter, each party may make examinations and inspections of each others financial condition, properties, legal matters, business and affairs. Each party will cause their attorneys, accountants and other advisors and agents to cooperate with the other in its investigation and to make their files and work papers available. Consummation of the purchase will be subject to each party obtaining satisfactory results in its due diligence investigation; PROVIDED, HOWEVER, that
(a) each party will submit to the other party a request for documents within five (5) days of the execution date of this letter; (b) each party will respond to the request for documents within ten (10) days after receipt of such request; and (c) each party will complete its review of such documents within ten (10) days of receipt of such documents. Thereafter, each party will have five (5) days to provide the other party with written notice of its desire not to proceed because the results of the investigation were not satisfactory.

            7. NO-SHOP. From the date of this letter until December 31, 1999, neither DNA Sciences nor its shareholders, officers, directors, employees or other agents will, directly or indirectly, take any action to solicit, initiate or encourage any acquisition of substantially all of the assets or any of the stock of DNA Sciences or any transaction similar to the transaction outlined herein, nor will they entertain any unsolicited proposals or approaches in this regard.

            8. COSTS. Each party agrees to pay, without right of reimbursement from the other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation. Each party will indemnify and hold the other harmless from any loss, liability or expense (including, without limitation, legal fees) resulting from the indemnifying party's breach of this Section 8.

            9. PRESS RELEASES. Prior to the Closing, neither party will make any press release, statement to employees or other disclosure of this letter or the transaction contemplated hereby without the prior written consent of the other party, except as required by law.

            10. NON-BINDING LETTER OF INTENT. Except for Sections 6, 7, 8 and 9 hereof, this letter is an expression of interest only and is not intended to be a binding letter of intent, and the general principles set forth in this letter shall not constitute an agreement to consummate the transaction described herein. Upon the satisfactory completion of the due diligence investigation by each of the parties hereto as described in Section 6 hereof which confirms each party's intent to consummate the transaction for the purchase price described in
Section 2 hereof, the parties will proceed to use their best efforts to negotiate the definitive terms of this transaction and enter into a formal and binding agreement (the "AGREEMENT") which sets forth such representations, warranties, covenants, indemnifications and other provisions as are acceptable

DNA Sciences, Inc.
October 1, 1999
Page 3


to the parties in their sole discretion. This letter of intent is not an agreement to enter into any definitive agreement.

11. COUNTERPARTS. This letter may be signed in counterparts, each of which will be considered an original and all of which will constitute the same document.

      If this letter accurately reflects your understanding, please indicate your agreement by signing both enclosed copies of this letter and returning one executed copy to me by October 5, 1999.

                                    Sincerely yours,

                                    GENETIC VECTORS, INC.

                                    By:__________________________________
                                    Name:  Mead M. McCabe, Jr.
                                    Title: President


ACCEPTED AND AGREED THIS _____
DAY OF OCTOBER, 1999:

DNA SCIENCES, INC.

By:_____________________________
Name:___________________________
Title:____________________________


--------------------------------
[Shareholders]